RAND LOGISTICS, INC.
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                              RAND LOGISTICS, INC.

                          2007 Year-End Conference Call
                                  July 2, 2007
                                   9:00 AM ET

Operator:   Good morning & welcome ladies and gentlemen to the Rand
            Logistics Fiscal 2007 Year-End Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the Company we will open the conference up for Questions & Answers after the presentation.

            This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

            At this time, it is my pleasure to turn the conference over to Ed Levy, President. Please go ahead Sir.

Ed Levy: Thank you operator. Good morning everyone, and thank you for joining us for Rand's Fiscal 2007 Year-End conference call. After my opening remarks, Scott Bravener, President & CEO of Lower Lakes, will discuss operational highlights for Fiscal 2007. Then Joe McHugh, CFO of Rand, will cover some financial highlights. Finally, I will make some comments about the first quarter of '08, and the labor dispute between Wisconsin & Michigan Steamship and the American Maritime Officers Union, and then we will open up the call for questions.

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            Rand had a strong fiscal 2007, which represents the first full fiscal year subsequent to the Lower Lakes acquisition. We achieved solid revenue growth of 40%, by successfully implementing a major new time charter agreement in August 2006. Excluding positive EBITDA from the Variable Interest Entity and Rand public company expenses, we achieved EBITDA growth of over 10% in the Lower Lakes entities despite certain one time repair-related expenses that impacted our profitability as well as the inclusion of finance charges paid as part of the time charter agreement. Our consolidated EBITDA reflects greater fixed winter lay-up costs due to the inclusion of the three time chartered vessels, the impact of the Variable Interest Entity and the incremental G&A costs associated with being a public company.

            Now I'd like to turn the call over to Scott. Scott?

Scott
Bravener:   Thank you Ed.

            While we were pleased with our fiscal 2007 operating results, we still believe we have opportunities for improvement, particularly within our US fleet. Our Fiscal 2007 revenue grew by $21.4 million, or 40%, compared with our pro forma Fiscal 2006 revenues. This growth was driven primarily by four factors:

            First, as you all know, on August 1, we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive use of three self-unloading bulk carriers. During the eight month period that the new time charter was in effect in fiscal year 2007, the three vessels contributed over $14 million to our revenues and were modestly dilutive to our EBITDA. This time charter has substantially expanded our shipping capacity, and further strengthened the Company's market position.

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            Second, utilization rates as measured by vessel operating days.
            Total sailing days increased 22% to 2,714 days, including 507 days from our three time chartered vessels. Excluding the three new time chartered vessels, our vessel operating days decreased 1% to 2,207 days in fiscal 2007, primarily due to lost time resulting from certain repairs during our third quarter. These repairs included an emergency dry-docking for a vessel that struck an unidentified underwater object at a customer's facility in November, which was followed by an engine failure on that same vessel in December. These two incidents cost the Company 34 sailing days and repair costs of $360,000 net of insurance reimbursements.

            Third, revenue growth was driven by rate increases realized from our long-term contracts, scheduling efficiencies, and increased fuel surcharges due to higher fuel costs during the current fiscal year.

            Finally, our revenues continued to benefit from the steady growth in demand for transportation services on the Great Lakes, and the essentially fixed industry capacity that is available. While we did notice some softening in the iron ore market in the third quarter of fiscal 2007, this softening appears to have eased thus far in this sailing season. Nonetheless, this cargo represents less than 10% of our total tonnage. Given the prohibitive cost associated with building new capacity, without a material increase in rates, we believe that the trend of overall demand continuing to exceed available industry capacity should continue for the foreseeable future.

            Operationally, I was pleased that we were able to achieve improvements in our operating performance within our Canadian fleet. Our four Canadian vessels met both our operational and profit targets. But for the emergency dry-docking for a vessel that struck an unidentified underwater object at a customer's facility in November, and the engine failure on that same vessel in December, our Canadian fleet would have reported its most successful year ever.

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            While profits in our US operations in Fiscal 2007 exceeded those of fiscal 2006, I see significant room for operational and profit improvement from these vessels. For example, mechanical difficulties in our U.S. fleet during fiscal 2007 resulted in our exceeding our expense budget by $875,000, or 170%. These overruns were clearly unacceptable and we took actions to eliminate them, including improving employee training, and increasing the number of engineering superintendents, increasing our focus on planned maintenance and making capital investments this past winter to improve the operating reliability of our equipment. These actions have resulted in operating improvements realized thus far in fiscal 2008.

            Despite the recently disclosed lay-up of our three time chartered vessels beginning in May due a work stoppage by the American Maritime Officers Union against WMS, we are working diligently to meet our customers' shipping requirements. Notwithstanding the work stoppage, to date, we have been able to satisfy our customers shipping requirements. I am pleased with the operating results for our first fiscal year under Rand's ownership. Our Canadian fleet operated very well, and I see an opportunity for significant operating improvements in our U.S. fleet, and I am excited by the capacity expansion afforded by the WMS time charter agreement. I'll now turn the call over to Joe.

            Joe?

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Joe McHugh: Thanks Scott. I'm sure you've all read through our fiscal
            2007 news release and possibly even our 10-K filed on Friday, so I'm not going to reiterate all of the numbers.

            I would like to clarify the Variable Interest Entity. GAAP requires that we consolidate the Variable Interest Entity that time charters three vessels to Rand, even though we do not have any ownership interest in that entity. For purposes of our financial statements included in our news release and 10-K, the consolidation does not impact our consolidated revenues due to eliminations, however it does affect reported expenses and earnings, as well as certain balance sheet values including indebtedness. For more information, please review Footnote # 28 in our 10-K entitled "Minority Interest," which shows the impact of consolidating WMS as a Variable Interest Entity.

            Excluding the VIE and Rand's public company expenses, EBITDA increased 10% in fiscal year 2007 to $7.4 million for the Lower Lakes Entities, including the vessels operated under the time charter with Wisconsin and Michigan Steamship. It should be noted, however, that the full year EBITDA for the Lower Lakes Entities was negatively impacted by finance charges of $1.2 million included as part of our time charter payments to WMS. In addition, EBITDA for the Lower Lakes Entities was adversely affected by one time operational issues of $1.6 million, which includes among other items, the aforementioned incident at the customer's dock, the engine failure, and the overage in repair expenses to budget in the US fleet.

            Total G&A expenses increased $3.8 million to $8.1 million, including an increase of $2.95 million at Rand. Rand's cost of public company G&A expenses were $3.8 million in fiscal 2007, including $1.4 million of one-time items, certain of which were non cash. It is our goal in the future to maintain cash expenses at the Rand level at between $2.7 and $3.0 million per year.

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            Given the value of replacing our vessels, we elected to
            significantly increase our capital budget to extend the useful life of our boats. In fiscal 2007, capital expenditures were $11.6 million, including three dry-dock surveys totaling $2.7 million, over $4.0 million of capital expenditures to extend the useful life of the fleet, and $2.2 million to buyout the Manistee lease.

            During our first fiscal quarter of fiscal 2008, we have received $8.6 million in proceeds from the previously announced discounted warrant exercise program which ends July 9. Part of the proceeds of the discounted warrant exercise proceeds were used to pay down the revolver portions of our Senior debt, thus reducing interest expense. We continue to have ample liquidity to meet our working capital needs.

            Now I'd like to turn it back to Ed. Ed?

Ed Levy:    Thanks Joe.

            With regard to the first quarter of fiscal '08, although the 2007 sailing season started more slowly than recent years due to unusually cold and wet weather through April that impacted some of our customers' operations, overall demand for our services remained steady with demand in our Canadian markets remaining robust. Notwithstanding the slow start to the season, in the first quarter of fiscal 2008, we were able to operate the 3 vessels under time charter for over one month before the work stoppage, and our base business' revenues benefited from increased rates associated with newly signed contracts. However, while we generated approximately one month's revenues with the three time chartered vessels, we incurred finance charges and administrative costs for the entire quarter. With regard to the operational performance of our base business, as Scott mentioned, we did begin to see improvements in our U.S. Fleet's operating efficiency during the first quarter.

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            Longer-term, we believe that overall demand on the Great Lakes should continue to exceed available market capacity for the foreseeable future. Additionally, we remain focused on building upon our strong base business and are actively pursuing opportunities. We are supportive of WMS in their efforts to resolve their work stoppage and continue to closely monitor the situation and actively evaluate our options.

            With that said, operator, could you please begin the Q&A portion of the call?

Operator:   At this time if you would like to ask a question, please press star then the number 1 on your telephone key pad. If you would like to withdraw your question, please press start then the number 2.
            Your question will be taken in the order that it is received. Please standby for your first question.

            And your first question will come from the line of Paul Sonkin with Hummingbird.

Paul
Sonkin: Hi. I guess I had two questions. One is that what number of warrants were exercised and what was the total number of warrants that could have been exercised?

            And then my second question deals with it seems as though a major part of the story is getting price increases across all that falls directly to the bottom line. And I just wanted to know in percentage terms (what has been typical renewals been done at)?

Ed Levy: (Joe), perhaps you could take that to give (Paul) the first answer on the warrant exercise.

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Joe:        Yes I can. We had total warrants were outstanding originally were
            9.2 million. And we had about 1.9 of those exercised after the end of the quarter - after the end of the fiscal year.

Joe: I'll give you an exact number (Paul). It was - there were 1 million 918 have now been exercised. Only about 3,800 of those were exercised at the old price before the warrant program. The rest of them have all been since April 30.

Paul
Sonkin: Okay now are you expecting a lot of warrants to be exercised before the expiration date?

Ed Levy:    Again I think the expiration date is July 9, Paul...

Paul
Sonkin:     Right.

Ed Levy: ...and so presumably this week people will make the determination as to whether they want to exercise or continue to hold their warrants.

Paul
Sonkin: Got you. And then Joe I guess just one more question before Ed takes over is that the EBITDA number that you're reporting, the 7.4, is that before or after the public company expense?

Joe:        That is before the public company expense of $3.8 million.

Paul
Sonkin: Okay. And then Ed if you could just comment on the price increase directly.

Ed Levy: Actually why don't we turn it over to Scott. You want to talk about price increase Scott?

Scott: Yeah (Paul) we had a significant portion of our business -- our contracts roll off during the past off season -- and we've been successful in renewing all of those contracts longer term at...We don't like to comment exactly on specifics of the rate increases, but we can say that they're long-term renewals that well above our historical norms.

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Paul
Sonkin: Okay. Okay and then I guess one more question. What effect does the Canadian dollar have on the operation to the business?

Scott: It's been positive for the first - certainly the first quarter of this year. We've seen quite an increase. Our Canadian operations are the more profitable of our operations. And the appreciation in the Canadian dollar has helped in reportings specifically within the first quarter here this year.

Paul
Sonkin:     Got you. Thank you very much.

Operator:   Your next question will come from the line of Matt Campbell with
            Knott Partners.

Matt
Campbell:   Good morning. I was wondering if you guys could go into the $875,000 of cost overruns in a little more detail please.

Ed Levy:    Scott, you want to take a cut at that?

Scott: Yeah Matt that 875,000 that's primarily - that is entirely related to one cost category within our Grand River operations. And that was the unloading machinery.

            We had on two of the vessels we had catastrophic failures of their unloading bucket elevator systems last year due, in part, to a lack of proper maintenance. And we had to fix them on the run through the season which resulted in significant down time for the vessels and also much higher than budgeted costs.

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            We've made some changes through the off-season in the personnel in those departments, improved training and maintenance procedures within Grand River. And we also spent some significant CAPEX on our Grand River vessels in those areas in the past winter to insure that we didn't have the same sort of problems this year and that we could operate within our - within budget.

Matt
Campbell:   Okay. And Scott if I can, you made a comment about iron ore. It was unclear. Was it - you said the softening had reversed or could you just clear that statement up for me?

Scott: The steel market in the third quarter of last year was softer than it has been for the past couple seasons, Matt. We have seen some improvement in the first quarter of this year. But as we said the steel market doesn't play a large role in our operations other than the one contract that we have within our Canadian operations.

Matt
Campbell:   Okay. And lastly with regard to your scheduling software. Is that pretty much in place now? That been fully implemented?

Scott: Scheduling software? We're in the process of implementing some new software for planned maintenance within the fleet. Our scheduling software has been - we haven't made any changes to that. It's - it has always been in place.

Matt
Campbell:   Okay, okay. Thanks very much.

Ed Levy:    Hey (Matt) I'd just like to follow up on your first question.

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            The objective as it relates to the Grand River vessels is to get the unloading speeds on those vessels to the comparable levels that we have them in the Canadian vessels and the WMS vessels. And so we think that those are achievable targets. And that's where we think the material profit opportunity is.

Scott: And just to add to that Ed we have seen significant improvements in our unloading efficiencies so far in the first quarter at Grand River.

Matt
Campbell:   Scott, if I could follow up with one last question. Could you make a comment on water levels? There seems to be a lot of news around water levels and...

Scott: The water levels on Lake Superior this year are drastically below where they were at the same point last season. On the other - on the lower lakes, Lake Huron, Michigan and Erie we've seen water levels that are trending pretty much the same as last year or slightly above in the case of Lake Erie. So that has not had an impact on our operations.

            But in Lake Superior we are seeing an impact primarily on one vessel as a result. We're about 12 inches below where we were last year at this time.

Matt
Campbell:   Okay, great. Thank you very much.

Operator:   Your next question will come from the line of Arnold Ursaner with
            CJS Securities.

Bob Labick: Good morning. It's Bob Labick for Arnie.

Man:        Who?

Ed Levy:    Good morning Bob.

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Bob Labick: Morning. Couple questions. First you mentioned that the U.S. fleet is, you know, a little bit behind in terms of the efficiency of the Canadian fleet. If the U.S. fleet reaches either Canadian efficiency or the goals that you have set for it, what will the impact on profitability be? And how long do you think it'll take to get the fleet up to the standards you're expecting?

Ed Levy: (Scott) you want to talk about the duration to get the fleet up to the standards - like the time to get the fleet up to standards?

Scott: Yeah Bob I think it's something that's not going - to get to the same standards as our core fleet that we built a business on it's - is going to take a couple years. But we certainly expect to attain or exceed the budgets that we've set for Grand River this year which should see a significant improvement to our operating profitability if we do that. And so far we are on track to do that.

Ed Levy:    Bob, in terms of opportunity...

Scott: If that helps answer the question. One of the problems in the U.S. industry right now -- and not just within Grand River -- it's within the U.S. maritime industry as a whole is that there's a severe shortage of people. And one of our big efforts right now has been on recruiting and retention within the Grand River fleet, improving the quality of the people that we have there.

Bob Labick: Great. And then the overall opportunity of, you know, over the multi-year opportunity I guess?

Scott: In terms multi-year opportunity is for some significant improvement to our operating profitability if we can bring those vessels to the same efficiencies standards that our Canadian vessels operate at now, we will see significant improvement in the bottom line.

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Bob Labick: Okay. Next question in terms of CAPEX, you answered some numbers. I was hoping maybe you could just - I didn't get all the numbers on capital spending.

            And if you could also remind us on typical capital spending per year and what you spend incrementally and the expected return on that incremental spending.

Ed: Joe, do you want to go through both the typical and what we spent this past year?

Joe:        Certainly.

Bob Labick: Down to three buckets?

Joe: Certainly. What we typically spend in a fiscal year on average would be approximately 300,000 of CAPEX per vessel as well as about 750,000 for this standard dry dock inspection that takes place approximately every five years.

            This year we incurred about in total about 9.4 million with the sum of those CAPEX.

            The 11.6 consisted of 2.2 which was buying out the Manistee Lease. And then 2.7 for the dry-docks. One of the dry-docks had a little bit of extra work done that brought it a little more than 750.

            And then a second dry dock, the McKee Son's barge and tug, we put some investment in that to extend the useful lives of those vessels.

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            So the 4 million of incremental CAPEX to extend the life of a vessel included that dry-dock, and it included some coatings program that extended the useful life on one of the vessels on - actually a couple of the vessels.

            We replaced some conveyor equipment to improve the productivity there. And we had some steel work on a couple of the vessels to significantly increase the life there.

            And then there was another 300,000 that I would call spares and software upgrades for bringing us into SOX compliance and also it'll help our maintenance programs as well.

            So I think the true incremental part of the CAPEX this year was the
            2.2 million to buy the (Manistee) lease and the 4 million to extend the useful life.

Bob Labick: Great. Thank you very much. We look forward to see you at our summer conference.

Ed: Bob, as you're aware, we can't - unfortunately we can't do a new build. It's so cost prohibitive to do a new build. And so I think the board made the conclusion that we ought to continue to invest in the existing vessels and extend their useful life because we're currently so - was so beneficial for doing that on a relatively basis.

Bob Labick: Great, absolutely. That's great. Thank you very much.

Operator:   Your next question will come from the line of Sam Kidston with North
            & Webster.

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Sam
Kidston: Yes, hi guys. I guess the first place, could you just speak a little bit about what's going on in the acquisition front and the prospects for an activity there?

Ed: Sure, good morning Sam. We continue to be very active in terms of evaluating potential acquisition opportunities Sam both on the Great Lakes and in new markets. And it's an area of significant focus for us.

            I think that we continue to however, be very disciplined around pricing and making sure that the returns that we are able to achieve from an acquisition are commensurate with what we've told our shareholders.

            But this is something that we're certainly very focused on. We would like to grow the business and feel very confident right now to be able to do that. And it's something that we're going to continue to focus on.

            But we're going to be very disciplined around our pricing, notwithstanding that marine assets today are creating in some cases, all-time highs.

Sam
Kidston: Okay, and then just what was the cash received on the Warrant exercise?

Ed:         We received approximately $8.6 million in Warrant proceeds.

Sam
Kidston: Okay. And in the 10K, I guess you're basically fairly maxed out on your lines. I would assume you're going to take the 8 million and pay them down. But do you need any other availability under those lines?

Ed: No. In fact, we have already paid them down. And we have plenty of availability. Our liquidity is excellent.

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Sam
Kidston: And then, could you just talk just to clear this up, so in terms of the work stoppage, that is actually legally between the union and WMS? Is that correct?

Ed: Yes we don't - they're not our employees. We're just a time charter of those vessels. And so those are - that situation is between WMS and their employees which is the AMO and the United States steelworkers.

Sam
Kidston:    And has this affected your union relationships at all?

Ed:         I don't believe so. Scott, do you want to confirm that?

Scott: No, it hasn't had any impact at Grand River. They operate under - they're in - they're early into a long term agreement with their existing unions.

Sam
Kidston:    Okay, thank you very much.

Operator:   Your next question will come from the line of Bobby Melnick with
            Terrier Partners.

Bobby
Melnick: Hi thanks. It's kind of a bit of a follow-up on the previous question. If you could just walk through the timeline in terms of let's say the three ships and negotiations and how that effects Rand. And the contract is due to expire if I'm correct at the end of this month.

            And I just wondered sort of what are some possible outcomes and our effect on Rand please?

Ed: Sure. Good morning Bobby. At this point, WMS is actively engaged in discussions with their two unions. And they are actively engaged in trying to find a solution to the problem including contract extension, et cetera.

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            We continue to monitor the situation. We very much want to see WMS come to a resolution as quickly as possible. And we'll continue to evaluate all of our alternatives. But at this point, we feel it's in everyone's best interest to continue to support WMS in their efforts to resolve the contract matters that they have with their employees.

            Scott, do you want to talk a little bit about meeting customer demand?

Scott: Yes, we've - obviously with the three vessels out, it has impacted our operations to a degree. And we - we're utilizing our remaining vessels to - across a much broader customer base.

            Several of them we - several of whom we are the sole supplier to. To date we've been successful in keeping our customers whole. None of our customer's facilities have suffered as a result of the strike. And our customers are very supportive of both WMS and ourselves in trying to come to a resolution that makes sense for all parties.

Operator:   And once again everyone, if you would like to ask a question, please press star then the number 1 on your telephone keypad.

            Once again, if you would like to ask a question, please press star 1 on your telephone keypad.

            And at this time there are no further questions. I will now turn the conference back over to management.

Man: Thank you very much operator. We continue to be optimistic about Rand's long term prospects. We thank you all for your interest in Rand and we look forward to speaking to all of you during our next call.

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            Thank you operator and thank you all.

Operator:   Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.


                                       END